Exhibit 21

     The following were the registrant's subsidiaries as of December 31, 1996, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at such date:


        Name                           Jurisdiction
         of                                 of
     Subsidiary                        Incorporation
     ----------                        -------------

UTV of San Francisco, Inc.              California

UTV of San Antonio, Inc.                  Texas

United Sales, Inc.                       Delaware